Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
June 29, 2011
KiOR, Inc.
13001 Bay Park Road
Pasadena Texas, 77507
Ladies and Gentlemen:
          As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by KiOR, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to an aggregate of 27,399,597 shares (the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) and Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”), which Shares consist of (i) up to 10,211,937 shares of Class A Common Stock that are issuable pursuant to awards to be granted under the Company’s 2011 Long-Term Incentive Plan (the “2011 Plan”), (ii) up to 8,820,900 shares of Class A Common Stock that are issuable upon the exercise of stock options previously granted pursuant to the Company’s Amended and Restated 2007 Stock Option/Stock Issuance Plan, under which no further awards will be granted (the “2007 Plan”), (iii) 1,623,440 shares of restricted stock that are issuable pursuant to awards previously granted under the 2007 Plan and (iv) 6,743,320 shares of Class B Common Stock that are issuable upon exercise of stock options previously granted pursuant to the 2007 Plan, certain legal matters in connection with the Shares subject to original issuance by the Company are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
          In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Registration Statement, (ii) the Company’s Registration Statement on Form S-1 (File No. 333-173440), declared effective by the Commission on June 23, 2011, (iii) the Company’s Registration Statement on Form 8-A (File No. 001-35213), filed with the Commission on June 23, 2011, (iv) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, (v) the 2007 Plan, (vi) the 2011 Plan, (vii) corporate records of the Company, including minute books of the Company, as furnished to us by the Company, (viii) certificates of public officials and of representatives of the Company, (ix) statutes and (x) other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the factual matters contained in such certificates. In making our examination, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that:

KiOR, Inc.	-2-	June 29, 2011
(a)	at or prior to the time of the delivery of any shares of Class A Common Stock, the Registration Statement will be effective under the Securities Act;

(b)	awards made under the 2007 Plan prior to the date of this opinion were duly authorized by the Board of Directors of the Company or a duly constituted and acting committee thereof (the “Board”) as provided in and in accordance with the 2007 Plan; and

(c)	the consideration received by the Company for the Shares will not be less than the par value of the Shares.
          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:
1.	In the case of Shares originally issued by the Company pursuant to the provisions of the 2011 Plan following due authorization of a particular award thereunder by the Board as provided in and in accordance with the 2011 Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the 2011 Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

2.	In the case of Shares originally issued by the Company pursuant to the provisions of the 2007 Plan in the form of restricted stock awarded under the 2007 Plan or upon the exercise of any stock option granted under the 2007 Plan, such Shares, upon issuance and delivery thereof, and in the case of option awards against payment for such Shares as provided pursuant to the terms of such option award, such Shares will be validly issued, fully paid and nonassessable.
          This opinion is limited in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof.
          We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ BAKER BOTTS L.L.P.